
      EXHIBIT 2.1
                           REORGANIZATION AGREEMENT


       This  REORGANIZATION  AGREEMENT  dated  as  of  October  31,  2008  (the
"Agreement")  is  by  and  between Amerigo Energy, Inc., a Delaware corporation
("Amerigo Energy") and Granite Energy, Inc., a Nevada corporation ("Granite").


RECITALS

   A. WHEREAS, Amerigo Energy desires to acquire certain assets of Granite described in Exhibit A (the "Granite Assets") in exchange for ten million
      (10,000,000)  post-split  shares of Common Stock of Amerigo  Energy  (the
      "Stock");

   B: WHEREAS, Granite desire to  exchange  the  Granite Assets  for the Stock;
      and

   C: WHEREAS,  the  parties  hereto intend that the  transaction  contemplated
      hereby  (the  "Transaction")   shall   be   completed   as   a   tax-free
      reorganization under the U.S. Internal Revenue Code.


NOW,  THEREFORE,  The  respective  Boards  of  Directors  of Amerigo Energy and
Granite deem it advisable and in the best interests of their corporations and the respective shareholders of their corporations that Amerigo Energy acquire the Granite Assets in exchange for the Stock of Amerigo Energy in accordance with the terms and conditions of this Agreement.


   1. Pre-Closing Actions of Amerigo Energy. Prior to the Closing as set forth herein, Amerigo Energy shall undertake the following actions:

      (a) The Board of Directors of Amerigo Energy shall approve the execution of this Agreement and the transactions contemplated thereby.

      (b)   Amerigo Energy shall have undertaken a 1 for 20 reverse stock split
            of its outstanding  Common  Stock.   In addition, the reverse split
            shall  have  the  following effect on all  issued  and  outstanding options and warrants  (collectively,  "Derivative  Securities")  to purchase  shares  of  Common  stock of Amerigo Energy: the exercise price of the Option Plan shares shall not be changed.

      (c) Amerigo Energy shall prepare and complete the documents necessary to be filed by it with local, state and federal authorities to consummate the transactions contemplated hereby, including an Information Statement/Registration Statement for the issuance of the Stock (the "Registration Statement").

      (d)   During the period from the date of this Agreement until the Closing
            Date  (the  "Due  Diligence  Period"),  Amerigo  Energy shall  make
            available   to   Granite   and   Granite's   employees,  attorneys,
            accountants, financial advisors, agents and representatives  during normal  business  hours  all  information concerning the operation, business  and prospects of Amerigo  Energy  as  may  be  reasonably
            requested by  Granite.   Amerigo Energy will cooperate with Granite
            for the purpose of permitting  Granite  to discuss Amerigo Energy's historical business, including without limitation  providing access to all employees, consultants, assets, properties, books, accounts, records,  tax  returns,  contracts and other documents  of  Amerigo
            Energy.

      (e) The accounts payable of Amerigo Energy and SGI in the amounts set forth on the balance sheet of Amerigo Energy attached as Exhibit B hereto (the "Payables") shall be dealt with through the issuance of 182,030 new shares of Common Stock of the Company, all as described in Exhibit C:

      (f) The assets and liabilities of Amerigo Energy at the time of Closing shall be as set forth on the pro forma balance sheet of Amerigo Energy attached as Exhibit D.

      (g)   Amerigo  Energy  shall  update  its  balance  sheet  to the Closing
            Date. On its Closing balance sheet Amerigo  Energy  shall  have  no material assets and no existing or  contingent  liabilities  except
            as  set forth in the pro  forma  balance  sheet of   Amerigo Energy
            attached  as  Exhibit  D or commitments  of any kind except   those
            specifically  agreed  to  in  writing  by  both  parties  prior  to closing;

            At the time of signing this Agreement and at the time of Closing, Amerigo Energy shall be registered with the Securities and Exchange
            Commission as a fully reporting company under Section 12(g) of the Securities Exchange Act of 1934, current in its filings and with not less than ten thousand (10,000) shares of its post-split Common
            Stock "free trading" on the "bulletin board" and with quotations posted by not less than 1 market maker.

      (h)   Amerigo  Energy  shall  have  received all permits, authorizations, regulatory  approvals and third party consents  necessary  for  the
            consummation   of  the  Transaction  and   all   applicable   legal
            requirements, including  compliance  with  all  applicable  federal and state securities laws, shall have been satisfied.

      (i) Amerigo Energy shall have obtained all necessary stockholder approvals.


   2. Pre-Closing Action of Granite. Prior to the Closing as set forth herein, Granite shall undertake the following actions:

      (a) The Board of Directors and shareholders of Granite shall execute and deliver resolutions unanimously approving the execution of this Agreement and the transactions contemplated hereby.

      (b)   During the Due  Diligence  Period,  Granite shall make available to
            Amerigo  Energy  and Granite's employees,  attorneys,  accountants,
            financial  advisors,   agents  and  representatives  during  normal
            business hours all information  concerning  the operation, business and prospects of Granite as may be reasonably  requested by Amerigo
            Energy.  Granite will cooperate with Amerigo Energy for the purpose of  permitting  Amerigo  Energy to discuss Granite's  business  and prospects with customers,  creditors,  suppliers  and other persons
            having  business  dealings  with  such  party,  including   without
            limitation  providing access to all employees, consultants, assets, properties, books,  accounts,  records,  tax returns, contracts and other  documents of Granite, provided that  such  access  will  not
            materially   interfere  with  the  normal  business  operations  of
            Granite.

       (c) Granite  shall  update  Exhibit  A to the Closing Date.  The Exhibit
           A Granite Assets of Granite to be acquired by Amerigo Energy shall not be in the aggregate less than eighty percent (80%) of those stated in Exhibit A

       (d)  Granite     shall    have  received  all  permits,  authorizations,
            regulatory approvals  and  third  party  consents necessary for the
            consummation   of   the   Transaction  and  all  applicable   legal
            requirements, including compliance  with all applicable federal and state securities laws, shall have been satisfied.

       (f)  Granite shall have obtained all necessary stockholder approvals.

   3. Conditions to Closing. Amerigo Energy's and Granite's obligations to close the proposed Acquisition will be subject to specified conditions precedent including, but not limited to, the following:

      (a) The representations and warranties of Amerigo Energy as set forth in Section 6 herein shall remain accurate as of the Closing Date and no material adverse change in the business of Amerigo Energy shall have occurred.

      (b)   The representations and warranties  of  Granite  as  set  forth  in
            Section 7 herein shall remain accurate as of the Closing Date and no material adverse change in the business of Granite shall have occurred.

      (c)   All required approvals of Directors and shareholders of Granite and
            Amerigo   Energy   shall   have  been  obtained  and  evidenced  by
            appropriate documentation.

      (d) All the documents necessary to be filed by Amerigo Energy and Granite with local, state and federal authorities shall have been prepared.

      (e)Amerigo  Energy  shall  have  received  all  permits,   authorizations
         regulatory  approvals  and  third  party  consents  necessary for  the consummation of the Transaction and all applicable legal requirements, including compliance with all applicable federal and  state securities laws.

      (f)Amerigo Energy shall be registered with the SEC as a fully reporting company under Section 12(g) of the Securities Exchange Act of 1934, current in its filings and with not less than ten thousand (10,000) shares of its post-split common stock "free trading" on the "bulletin board" and quotations posted by not less than 1 market maker.

      (g)Granite shall be and remain in good standing as a publicly traded company under the U.S. Securities Exchange Act of 1934, quoted and trading on the "Pink Sheets" under the symbol "GNGI.PK".

      (h)Amerigo Energy shall have obtained authorization from its transfer agent and the NASDAQ, effective upon the completion of the Closing, to issue its post-split Common Stock with a CUSIP number and trading symbol assigned to it by the NASD.

      (i)Amerigo Energy shall have arranged with the transfer agent and the Depository Trust Corporation (DTC) for notification to stockholders and brokerage firms of the effectiveness of the transaction and the preparation of new certificates for Common Stock.

   4. Closing Date. The Closing the contemplated transaction (the "Closing") will occur on a date agreed upon by the parties, no later than October___, 2008 (the "Closing Date") as soon as reasonably possible after the satisfaction of all conditions precedent specified in the Definitive Agreement. The Closing Date may be extended by mutual consent in writing.

   5. Closing.

   5.1  Closing. At the Closing, inter alia, the following events shall occur:

      (a)   Amerigo  Energy  shall  issue  to  Granite  and/or  its  nominee(s)
            10,000,000 shares of restricted Common Stock, $0.001 par value, adjusted for the stock split, in exchange for the Granite Assets.
            The 10,000,000 shares of Common Stock of Amerigo Energy, as adjusted for the stock split, shall constitute not less than eighty percent (80%) of the total outstanding shares of Common Stock of Amerigo Energy at the completion of the Closing and after issuing or providing for the issuance of all shares of Common Stock to be issued to creditors as per Section 1(e).

      (b)   Amerigo  Energy  shall  issue  to  the  creditors,  as  itemized in
            Section 1(e) the shares of restricted Common Stock described in Exhibit C in exchange for releases.

      (c) All existing Amerigo Energy officers and directors shall resign and new Amerigo Energy directors and officers shall be appointed.

      (d)   The  Company  shall  file  the  Form  S-4  Registration/Information
            Statement with the SEC covering the proposed distribution of the Stock to Granite stockholders.

      (i) Amerigo Energy and Granite shall exchange such certificates and other documents as shall be reasonably required by any party in order to complete the Closing.

   5.2 Post-Closing.  The following will take place subsequent to the Closing:

      (a) Amerigo Energy shall file a SEC Form 8-K reflecting the completion if the Reorganization.

      (b)   Granite shall file an amended Form 211 with NASDAQ.

      (c) The transfer agent and the Depository Trust Corporation (DTC) shall notify stockholders and brokerage firms of the Transaction.

      (d)   The  parties  will  issue   such   press  releases  and  other
            notifications as required.

      (e)   The SEC will declare Form S-4 effective.

      (f)   The Stock will be distributed to Granite stockholders.

   6. Representations  of  Amerigo  Energy.   Amerigo  Energy   represents  and
      warrants as of the effective date of this Agreement and as of the Closing date as follows:

      (a)Organization of Amerigo Energy; Authorizations. Amerigo Energy is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Amerigo
         Energy and this Agreement constitutes a valid and binding obligation of Amerigo Energy, enforceable against it in accordance with its terms.

      (b)Capitalization.   The  authorized  capital  stock  of  Amerigo  Energy
         consists of 100,000,000 shares of Common  Stock,  par value $0.001 per share, and 25,000,000 shares of preferred stock, par  value $0.001 per
         share.   As  of  the Closing Date (subsequent to the proposed  reverse stock  split and issuance  of  all  shares  of  Common  Stock  at  the
         Closing),  Amerigo  Energy  will  have  a  total of 842,256 post-split shares  of  Common  Stock  issued and outstanding  and  no  shares  of preferred stock issued and outstanding. As of the Closing Date, all of the issued and outstanding shares  of  Common  Stock of Amerigo Energy shall be validly issued, fully paid and non-assessable  and  there  is not  and  as  of  the  Closing  Date  any  warrants,  options or other agreements obligating Amerigo Energy to issue any additional shares of
         Common Stock or preferred stock or any of its securities  of  any kind or any agreements obligating Amerigo Energy to register any securities for  public sale.  Amerigo Energy will not issue any shares of capital stock  from  the date of this Agreement through the Closing Date.  The
         Common Stock of  Amerigo  Energy  is  presently  trading  on  the  OTC
         Bulletin Board under the symbol "AGOE".

       (c)No Conflict as to Amerigo Energy. Neither the execution and delivery of this Agreement nor the consummation of the asset purchase will (i) violate any provision of the certificate of incorporation or by-laws
         (or other governing instrument) of Amerigo Energy or (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of Amerigo Energy or any subsidiary under, any material agreement or commitment to which Amerigo Energy is a party or by which its property or assets is bound, or to which any of the property or assets of Amerigo Energy or any subsidiary is subject, or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to Amerigo Energy..

       (d)Consents and Approvals of Governmental Authorities. Other than as specified in this Agreement, no consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required to be made or obtained by Amerigo Energy in connection with the execution, delivery and performance of this Agreement by Amerigo Energy.

      (e)Other Consents. Other than as specified in this Agreement, no consent of any person is required to be obtained by Amerigo Energy to the execution, delivery and performance of this Agreement, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of Amerigo Energy.

      (f)Litigation.   There   is  no  action,  suit,  inquiry,  proceeding  or
         investigation by or before  any  Court or Governmental body pending or threatened in writing against or involving  Amerigo  Energy  which  is likely  to have a material adverse effect on the business or financial condition  of  Amerigo  Energy  or  which  questions or challenges the validity of this Agreement.  Amerigo Energy  is  not  subject  to  any judgment,  order  or  decree that is likely to have a material adverse effect on the business or financial condition of Amerigo Energy .

      (g)Absence of Certain Changes. Amerigo Energy shall not have:

         1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Amerigo Energy, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

         2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments existing on the date of this Agreement;

         3. other  than  the Shares or shares of Common Stock to be  issued  as
            described in   Exhibit  C, issued or sold, or committed to issue or
            sell, any securities or other  securities,  acquired,  directly  or indirectly,  by  redemption  or  otherwise,  any  such  securities, reclassified,  split-up or otherwise changed any such security,  or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

         4. organized any new subsidiary or acquired any securities or any equity or ownership interest in any business;

         5. borrowed  any funds or incurred, or assumed or become  subject  to,
            whether  directly   or  by  way  of  guarantee  or  otherwise,  any
            obligation or liability  with  respect to any such indebtedness for borrowed money;

         6. except as provided in Section 1(h) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

         7. except as provided in Section 1(g) prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

         8. except as provided in Section 1(g) cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

         9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

         10.granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

         11.purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets;

         12.made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets;

         13.written off or been required to write off any notes or accounts receivable;

         14.written down or been required to write down any inventory;

         15.entered into any collective bargaining or union contract or agreement; or

         16.incurred any liability.

      (h)Contracts and Commitments.  Other  than  described  in Schedule 6 (k),
         Amerigo Energy is not a party to any:

         1. Contract or agreement involving any liability on the part of Amerigo Energy.

         2. Lease of personal property;

         3. Employee bonus, stock option or stock purchase,  performance  unit, profit-sharing,  pension, savings, retirement, health, deferred  or
            incentive  compensation,   insurance  or  other  material  employee
            benefit plan (as defined in  Section  2(3) of ERISA) or program for any  of the employees, former employees  or  retired  employees  of
            Amerigo Energy;

         4. Commitment, contract or agreement that is currently expected by the management of Amerigo Energy to result in any material loss upon completion or performance thereof;

         5. Contract, agreement or commitment with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

         6. Employment agreement or other similar agreement.

   (i)Compliance with Law. The operations of Amerigo Energy have been conducted
      in   accordance  with  all  applicable  laws  and  regulations   of   all
      governmental  bodies having jurisdiction over them, except for violations thereof which are  not  likely  to  have a material adverse effect on the business or financial condition of Amerigo Energy. Amerigo Energy has not received any notification of any asserted  present  or past failure by it
      to comply with any such applicable laws or regulations.   Amerigo  Energy
      has  all  material  licenses,  permits,  orders  or  approvals  from  the governmental  bodies required for the conduct of its business, and is not
      in  material  violation   of  any  such  licenses,  permits,  orders  and
      approvals. All such licenses,  permits,  orders and approvals are in full force and effect, and no suspension or cancellation  of  any  thereof has been threatened.

   (j)Tax Matters.

      1. Amerigo  Energy  (a)  has  filed  or  shall file prior to Closing  all nonconsolidated and noncombined tax returns  and  all  consolidated or combined tax returns required to be filed through the date  hereof and will have paid any tax due through the date hereof with respect to the time periods covered by such tax returns and shall timely pay any such taxes required to be paid by it after the date hereof with respect  to such  tax  returns  and  shall  prepare  and  timely file all such tax returns  required to be filed after the date hereof  and  through  the
         Closing Date  and pay all taxes required to be paid by it with respect to the periods  covered  by such tax returns; (b) all such tax returns filed pursuant to clause (a)  after  the  date  hereof  shall, in each case,  be  prepared  and filed in a manner consistent in all  material respects (including elections  and accounting methods and conventions)
         with such tax return most recently  filed in the relevant jurisdiction prior  to  the date hereof, except as otherwise  required  by  law  or
         regulation.   Any  such tax return filed or required to be filed after
         the date hereof shall not reflect any new elections or the adoption of any new accounting methods  or  conventions  or  other  similar items, except  to  the  extent  such  particular  reflection  or adoption  is required to comply with any law or regulation.

      2. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any taxes attributable to Amerigo Energy or its assets or operations and no power of attorney granted by Amerigo Energy with respect to any tax matter is currently in force.

      3. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any tax attributable to Amerigo
         Energy or its assets or operations.

      4. All amounts required to be withheld as of the Closing Date for taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

      5. There shall be delivered or made available to Granite at or prior to Closing true and complete copies of all Amerigo Energy income tax returns (or with respect to consolidated or combined returns, the portion thereof) and any other tax returns requested by Granite as may be relevant to Amerigo Energy, any subsidiaries, or their assets or operations for any and all periods ending after December 31, 2004, or for any tax years which are subject to audit or investigation by any taxing authority or entity.

   (k)Borrowing  and  Guarantees.  Except  as provided in Section 1(h), Amerigo
      Energy (a) does not have any indebtedness for borrowed money, (b) is not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) is not a guarantor or surety with respect to the obligations of any person.

7. Representations of Granite. Granite represents and warrants as follows, as of the effective date of this Agreement and as of the Closing Date:

   (a)Organization;  Authorization.   Granite  is a corporation duly organized,
      validly existing and in good standing under  the laws of Nevada with full corporate power and authority to execute and deliver  this  Agreement and to  perform  its  obligations  hereunder.  The  execution,  delivery  and performance of this Agreement have been duly authorized by all  necessary corporate  action  of Granite and this Agreement constitutes a valid  and binding obligation; enforceable against in accordance with its terms.

   (b)Capitalization. The authorized capital stock of Granite consists of 150,000,000 shares of Common Stock, par value $.001 per share as of the date of this Agreement, Granite has 53,040,889 shares of Common Stock issued and outstanding. No shares have otherwise been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of Common Stock of Granite are validly issued, fully paid and non-assessable and there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of Granite obligating Granite to issue any additional shares of Common Stock or preferred stock or any of its securities of any kind. Granite will not issue any shares of capital stock from the date of this Agreement through the Closing Date.

   (c)No Conflict as  to  Granite.   Neither the execution and delivery of this
      Agreement nor the consummation of  the  transactions  contemplated herein will  (a)  violate  any  provision  of  the articles of incorporation  or organization  of  Granite or (b) violate, or  be  in  conflict  with,  or constitute a default  (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance  required  by, or excuse performance by any
      Person of any of its obligations under, or  cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property  or  assets of Granite under, any material agreement or commitment to which Granite,  is a party or  by which any of their respective property or assets is bound,  or  to which any of the property or assets of Granite is subject, or (c) violate any statute  or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Granite except, in the case of violations,  conflicts,  defaults, terminations, accelerations or encumbrances described in clause (b)  of  this  Section  for such matters which are not likely to have a material adverse effect on the business or financial condition of  Granite, taken as a whole.

   (d)Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Granite in connection with the execution, delivery and performance of this Agreement by Granite or the consummation of the transactions contemplated herein.

   (e)Other Consents. No consent of any Person is required to be obtained by Granite to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of Granite.

   (f)Litigation.    There   is   no   action,  suit,  inquiry,  proceeding  or
      investigation by or before any court  or  Governmental  Body  pending  or threatened  in  writing  against  or involving Granite which is likely to have a material adverse effect on the  business or financial condition of
      Granite, or which would require a payment  by Granite in excess of $2,000 in the aggregate or which questions or challenges  the  validity  of this
      Agreement.  Granite is not subject to any judgment, order or decree  that is likely to  have a material adverse effect on the business or financial condition of Granite  or  which  would  require  a  payment by Granite in excess of $50,000 in the aggregate.

   (g)Absence of Certain Changes. Granite has not:

      1. suffered the damage or destruction of any of its properties  or assets
         (whether  or not covered by insurance) which is materially adverse  to
         the  business   or  financial  condition  of   Granite,  or  made  any
         disposition of any  of its material properties or assets other than in the ordinary course of business;

      2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments existing on the date of this Agreement, other than as contemplated by this Agreement;

      3. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

      4. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

      5. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

      6. disposed  of  or  permitted  to  lapse  any  rights  to the use of any
         material  patent  or  registered  trademark  or  copyright  or   other
         intellectual property owned or used by it;

      7. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

      8. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

      9. written off or been required to write off any notes or accounts receivable;

      10.written down or been required to write down any inventory;

      11.entered into any collective bargaining or union contract or agreement;
         or

   (h)Compliance with Law. The operations of Granite have been conducted in accordance with all applicable laws and regulations of all governmental bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Granite, or which would not require a payment by Granite in excess of $50,000 in the aggregate, or which have been cured.
      Granite has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations.
      Granite has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

   (i)  Tax Matters.

       1. Granite (a) has filed or  shall file prior to Closing all tax returns required to be filed through  the  date hereof and will have paid any tax due through the date hereof with  respect  to  the  time  periods covered  by  such  tax  returns  and  shall timely pay any such taxes required to be paid by it after the date  hereof with respect to such tax returns and shall prepare and timely file  all  such  tax returns required  to  be filed after the date hereof and through the  Closing
          Date and pay all  taxes required to be paid by it with respect to the periods covered by  such  tax returns; (a) all such tax returns filed pursuant to clause (a) after  the date hereof shall, in each case, be prepared and filed in a manner  consistent  in  all material respects
          (including  elections  and  accounting methods and conventions)  with each such tax return most recently filed in the relevant jurisdiction prior to the date hereof, except  as  otherwise  required  by  law or
          regulation.   Any such tax return filed or required to be filed after
          the date hereof  shall  not reflect any new elections or the adoption of any new accounting methods  or conventions or other similar items, except  to  the  extent such particular  reflection  or  adoption  is required to comply with any law or regulation.

       2. Granite has not agreed, or been required, to make any adjustment (x) under Section 481(a) of the Code by reason of a change in accounting method or otherwise or (y) pursuant to any provision of the tax
          Reform  Act  of  1986,  the  Revenue Act of 1987 or the Technical and
          Miscellaneous Revenue Act of 1988.

       3. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any taxes attributable to Granite or its assets or operations and no power of attorney granted by Granite with respect to any tax matter is currently in force.

       4. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any tax attributable to Granite or its assets or operations.

       5. All amounts required to be withheld as of the Closing Date for taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

       6. There shall be delivered or made available to Amerigo Energy at or prior to Closing true and complete copies of all income tax returns
          (or with respect to consolidated or combined returns, the portion thereof) and any other tax returns requested by Amerigo Energy as may be relevant to Granite or its assets or operations for any and all periods ending after December 31, 2004, or for any tax years which are subject to audit or investigation by any taxing authority or entity.

   8. Notices.

      Any notice which any of the parties hereto may desire to  serve  upon any of the other parties hereto shall be in writing and shall be conclusively deemed  to  have  been  received  by the party at its address, if mailed,
      postage  prepaid,  United  States  mail,   registered,   return   receipt
      requested, to the following addresses:

      If to Amerigo Energy:         Amerigo Energy, Inc.
                                    2580 Anthem Village Drive
                                    Henderson, NV 89052
                                    Attn: Lawrence Schroeder, President
                                    Facsimile No.: (702) 974-4905

      If to Granite:                Granite Energy, Inc.
                                    307 West 200 South
                                    Salt Lake City, UT 84810
                                    Attn:  Matthew Schultz, President
                                    Facsimile No.: ( 801) 532-6810


   9. Successors.
      This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and successors and assigns of the parties.

   10.Choice of Law.

      This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, and the parties submit to the exclusive jurisdiction of the courts of Nevada in respect of all disputes arising hereunder.

   11.Counterparts.

      This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

   12.Confidential Information.

      Each of Amerigo Energy and Granite hereby acknowledges and agrees that all information disclosed to each other whether written or oral, relating to the other's business activities, its customer names, addresses, all operating plans, information relating to its existing services, new or envisioned products or services and the development thereof, scientific, engineering, or technical information relating to the others business, marketing or product promotional material, including brochures, product literature, plan sheets, and any and all reports generated to customers, with regard to customers, unpublished list of names, and all information relating to order processing, pricing, cost and quotations, and any and all information relating to relationships with customers, is considered confidential information, and is proprietary to, and is considered the invaluable trade secret of such party (collectively, "Confidential
      Information"). Any disclosure of any Confidential Information by any party hereto, its employees, or representatives shall cause immediate, substantial, and irreparable harm and loss to the other. Each party understands that the other desires to keep such Confidential Information in the strictest confidence, and that such party's agreement to do so is a continuing condition of the receipt and possession of Confidential
      Information, and a material provision of this agreement, and a condition that shall survive the termination of this Agreement. Consequently, each party shall use Confidential Information for the sole purpose of performing its obligations as provided herein.


   13. Indemnification.

      Each party agrees to indemnify and  hold  harmless  each other party from and  against all loss, liability, claim or expense (including  reasonable attorneys'  fees) arising out of or connected to the indemnifying party's acts or omissions  in  breach  of  this  Agreement  or  wilful or grossly negligent conduct in violation of applicable law, provide  that  no  such
      indemnification   shall  be  available  to  the  extent  any  such  loss,
      liability, claim or expense was caused in whole or in part by the acts or omissions of the party seeking indemnification.

   14.Public Announcement.

      The parties shall make no public announcement concerning this Agreement, their discussions or any other letters, memos or agreements between the parties relating to this Agreement until such time as they agree to the contents of a mutually satisfactory press release which they intend to release on the date of execution of this Agreement. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

   15. Entire Agreement.

      This Agreement sets forth the entire agreement and  understanding  of the parties hereto with respect to the transactions contemplated hereby,  and supersedes  all prior agreements, arrangements and understandings related
      to the subject  matter  hereof.   No  understanding, promise, inducement,
      statement of intention, representation,  warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not  embodied in this Agreement or the  written  statements,  certificates,  or  other  documents  delivered pursuant  hereto  or  in  connection  with the transactions  contemplated hereby, and no party hereto shall be bound  by  or liable for any alleged understanding, promise, inducement, statement, representation,  warranty, covenant or condition not so set forth.

   16. Costs and Expenses.

      Except  as otherwise specifically set forth herein, each party will  bear its  own expenses,  including  attorneys,  brokers,  investment  bankers, agents,  and  finders employed by, such party. The parties will indemnify each other against  any  claims,  costs,  losses, expenses or liabilities
      arising  from  any  claim  for  commissions,  finder's   fees   or  other
      compensation  in  connection  with  the  transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

   17. Attorney's Fees.

      Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's fees and costs.

      18. Finders.

      Amerigo Energy represents and warrants that there are no finders or other parties which have represented Amerigo Energy  in  connection  with  this
      transaction.   In  the  event  any such finders make a claim for any fee, share issuance of other compensation  in connection with the transactions contemplated hereby, they shall be the  sole  responsibility  of  Amerigo
      Energy.   Granite  represents  and warrants that there are no finders  or other parties which have represented  Granite  in  connection  with  this
      transaction.   In  the  event  any such finders make a claim for any fee, share issuance of other compensation  in connection with the transactions contemplated hereby, they shall be the sole responsibility of Granite.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



            AMERIGO ENERGY, INC.

            By:__________________________
                Lawrence Schroeder, President


            GRANITE ENERGY, INC.

            By:__________________________
                 S. Matthew Schultz, President



EXHIBITS:

EXHIBIT A     GRANITE ASSETS TRANSFERRED

EXHIBIT B     AMERIGO ENERGY ACCOUNTS PAYABLE

EXHIBIT C     AMERIGO ENERGY COMMON STOCK TO BE ISSUED

EXHIBIT D     PRO FORMA BALANCE SHEET OF AMERIGO ENERGY




EXHIBIT A  -  GRANITE ASSETS TRANSFERRED

1. All the issued and outstanding Common Stock of Amerigo, Inc., a Nevada corporation.

2. 3,553,322 shares of Common Stock of Green Start, Inc., a Nevada corporation.





EXHIBIT B -  AMERIGO ENERGY - ACCOUNTS PAYABLE


NAME                    		   $ OWED
----					   ------

Anthem Village Executive Suites            $  31,057.20
DeJoya Griffith & Company                  $  31,468.10
Franklin Griffith & Associates             $ 120,112.00
Franklin Griffith & Associates Escrow Acct $ 112,735.50
Jason F. Griffith                          $  90,424.22
Kenneth D. Olsen                           $  13,000.00
Maren Life Reinsurance Ltd.                $  10,000.00
S. Matthew Schultz                         $  46,277.85
                                           $ 455,074.87






EXHIBIT C  -  AMERIGO ENERGY COMMON STOCK TO BE ISSUED


      The following accounts payable of Amerigo Energy and Granite in the amounts set forth on the balance sheet of Amerigo Energy attached as Exhibit B hereto (the "Payables") shall be dealt with in the following manner:

                  (i) General Accounts Payable of Amerigo Energy shall be converted into 182,030 shares of Common Stock in exchange for full releases.

                  (ii) UPL shall be liquidated concurrent with the Closing. As a creditor of Amerigo Energy, UPL, shall execute a full release in favor of Amerigo Energy and Granite.

                  (iii) The  Amerigo Energy account payable in favor of Gregory
                        L. Hrncir, outside counsel to Amerigo Energy, shall remain with Amerigo Energy post-Closing.

                  (iv)  The Amerigo Energy account payable in favor of Franklin
                        Griffith  & Associates shall be converted  into  48,045
                        shares of common  stock  of  Amerigo Energy in exchange
                        for a full release prior to the Closing.

                  (v)   The Amerigo Energy account payable  in favor of Kenneth
                        D. Olsen shall be converted into 5,200 shares of common stock of Amerigo Energy in exchange for full release prior to the Closing.

                  (vi)  The Amerigo  Energy  account  payable in favor of Maren
                        Life Reinsurance Ltd. shall be converted 4,000 shares of common stock of Amerigo Energy in exchange for a full release prior to Closing.

                  (vii) The Amerigo Energy  account  payable in favor of Reeves
                        Evans McBride & Zhang LLP, the  independent auditors of
                        Amerigo Energy, shall remain with  Amerigo Energy post-
                        Closing.

                  (viii)The Amerigo Energy account payable in  favor  of Anthem
                        Village  Executive  Suites  shall  remain  with Amerigo
                        Energy post-Closing and shall be payable in the form of 12,423 shares of common stock in exchange for a full release post-Closing.

                  (ix)  The Granite  account payable in favor of American Stock
                        Transfer and Trust  Company shall be assumed by Amerigo
                        Energy post-Closing and shall be paid in the form of cash.

                  (x)   The Amerigo Energy account payable in  favor of De Joya
                        Griffith & Company shall remain with Amerigo Energy post-Closing and shall be paid in the form of 12,587 shares of common stock in exchange for a full release.

                  (xi) The outstanding Amerigo Energy accrued salaries and related party loans shall be addressed as follows:

                               (A)         Jason   F.  Griffith  -  outstanding
                                           salary and  loans  to Amerigo Energy
                                           to be converted into  36,170  shares
                                           of  Amerigo  Energy common stock  as
                                           set forth in Exhibit  C  in exchange
                                           for  a  full  release  prior to  the
                                           Closing.

                        (B)  Franklin Griffith & Associates - which  represents
                             outstanding salary and related party loans to/from
                             Lawrence  S.  Schroeder  shall  be converted  into
                             45,094 shares of common stock of Amerigo Energy in
                             exchange for a full release prior  to  the Closing
                             (the related party loan was used as collateral  on
                             a  defaulted  loan and will be made payable/issued
                             to the named party)
..
                  (i)   The Amerigo Energy outstanding loan payable in favor of
                        S.  Matthew  Schultz shall  be  converted  into  18,511
                        shares of common  stock  of  Amerigo Energy in exchange
                        for a full release prior to Closing.

                  (ii) All intercompany loans between Amerigo Energy and its subsidiaries will be forgiven.





EXHIBIT D     PRO FORMA BALANCE SHEET OF AMERIGO ENERGY



Six Months ended June 30, 2008
(Unaudited)

                                     	AGOE                   GNGI           	GNGI                            Combined
                                  	Unaudited              Unaudited        Assets                          Unaudited
                                    	As of                  As of          	remaining                      	year ended
                                                                            	with
                                	June 30, 2008          June 30, 2008    GNGI    	Adjustments     June 30, 2008
					-------------	       -------------	---------	-----------	-------------
            ASSETS

Current assets
    Cash                        	$	    - 	       $     110,337                           		$     110,337
    Receivables                                     -                359,209                         		      359,209
					-------------	       -------------	---------	-----------	-------------
Total current
assets                                              -                469,546                      	  -   	      469,546

Other current
assets
    Bank
    recievable                                  4,089                      -                          			4,089
    Advances to related party
                                                    -                      -                          			    -

Property, plant and equipment
    Office equipment, net of
    depreciation                                    -                135,669                          		      135,669
    Vehicles, net of
    depreciation                                    -                 14,139                          		       14,139
    Property and Equipment
    net                                             -                105,000                         		      105,000
    Proved reserves, net of
    depletion                                       -                546,729                         		      546,729
    Unproved reserves, net of
    depletion                                       -              6,375,246                          		    6,375,246
    Software,
    net                                             -                  7,303                          			7,303

Other
Assets
      Investment in
    Greenstart                                      -                 47,995                          		       47,995
      Investment in South
    Texas Oil                                       -                      -                         			    -
      Notes
    receivable                                      -                905,489                          		      905,489
      Deposits					    -                    950                          			  950
					-------------	       -------------	---------	-----------	-------------
Total                           	$       4,089          $   8,608,067           		$	  -     $   8,612,156
assets					=============	       =============    =========	===========	=============

 LIABILITIES AND STOCKHOLDERS'
          (DEFICIT)

Current
liabilities
    Accounts payable and                $     458,783          $     214,212                      		$     672,995
    accrued liabilities
    Accrued payroll for
    related party                             108,304                      -                         		      108,304
    Advances from related
    parties                                   175,126                      -                         		      175,126
    Lawsuit settlement
    payable                                     6,000                      -                           			6,000
    Payroll
    liabilities                                     -                 66,233                         		       66,233
    Other
    liabilities                                     -                      -                          			    -
					-------------	       -------------	---------	-----------	-------------
Total current
liabilities                                   748,213                280,445          			  -	$   1,028,658

Convertible notes payable to
related party                                                                                         			    -
Long-term
liabilities                                                        7,634,704                          		    7,634,704
					-------------	       -------------	---------	-----------	-------------
Total liabilities 			      748,213              7,915,150          			  -     $   8,663,363

Stockholders'
(deficit)
    Preferred stock
    (25,000,000 shares
         auth & 0 shares
         outstanding)                               -                      -                          			    -
    Common stock; $.001 par
    value;
         100,000,000 shares
         authorized;
         9,447,137 shares
         outstanding
         at December 31,
         2007                                       -                 54,674               	    (54,674)a   	    -
    Additional paid-in
    capital                                         -             27,616,215           		(27,616,215)a   	    -
    Common stock; $.001 par
    value;                                     11,073                                       	     10,000 b          21,073
    Additional paid-in
    capital                                13,218,256                                      	    682,917 b      13,901,173
    Subscribed
    stock                                                             19,500               	    (19,500)a   	    -
    Accumulated deficit in
    development stage                     (13,973,453)           (26,997,472)             	 26,997,472 a     (13,973,453)
					-------------	       -------------	---------	-----------	-------------
Total stockholders' (deficit)                (744,124)               692,917                      	  -   	      (51,207)
					-------------	       -------------	---------	-----------	-------------
Total liabilities and                	$       4,089          $   8,608,067                    $	  -     $   8,612,156
stockholders' (deficit)			=============	       =============	=========	===========	=============

                                                    -                      -   						    -

          (a).  equity does
               not transfer
          (b).  stock issued on amerigo's books for net assets of granite